Exhibit 16.1

November 18, 2019

U.S. Securities and Exchange Commission

100 F. Street

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: XsunX, Inc.

Commission File No. 000-29621

We have read the statements of XsunX, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated November 18, 2019 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Liggett & Webb, P.A.